Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Six Months Ended June 30, 2013

HOUSTON, Texas – July 25, 2013 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended June 30, 2013. The Company reported net income of $40.8 million, or $0.28 per share, for the second quarter of 2013, compared to net income of $92.5 million, or $0.60 per share, for the quarter ended June 30, 2012. Revenues for the second quarter of 2013 were $659 million, compared to $681 million for the second quarter of 2012.

The Company reported net income of $97.0 million, or $0.66 per share, for the six months ended June 30, 2013, compared to net income of $190 million, or $1.22 per share, for the six months ended June 30, 2012. Revenues for the six months ended June 30, 2013 were $1.3 billion, compared to $1.4 billion for the same period in 2012.

The financial results for the three months ended June 30, 2012 include a pretax gain on the sale of assets of $27.2 million ($17.2 million after-tax) related to the sale of the Company’s flowback operations and the auction sale of certain excess drilling assets.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Although utilization of our APEX® rigs remained high in the second quarter, lower utilization levels of conventional rigs and the seasonal decline in Canada affected our rig count. Our operating rig count averaged 183 in the United States and 2 in Canada during the second quarter, compared to 188 rigs in the United States and 11 in Canada during the first quarter.”

Mr. Hendricks added, “The greater proportion in our rig count of higher-dayrate APEX® rigs positively affected average revenue per day in the United States during the second quarter, which improved on a sequential basis to $22,990 despite a greater benefit in the first quarter from lump-sum early termination revenues. The seasonal slowdown in Canadian activity negatively impacted our total average revenue per day, which was $23,120 during the second quarter, compared to $23,410 during the first quarter.

“The seasonal slowdown in Canada, combined with increased rig operating costs in the United States and a decrease in lump-sum early termination revenues in the second quarter, negatively impacted average margin per operating day, which was $8,730 during the second quarter, compared to $9,610 during the first quarter. The increase in rig operating costs was related to a rig utilization schedule that included rigs moving between regions and some rigs stacking while others were being activated. The continued improvement of our preventive maintenance process also had some associated costs.

“During the second half of this year, we expect to recognize early termination revenues totaling approximately $60 million related to the early termination of term contracts for 6 rigs. I am very pleased that with the strong demand for APEX® rigs we are seeing in the market, we were quickly able to contract these rigs with other customers, and therefore the impact to our utilization from the early termination should be negligible.

“We completed 3 new APEX® rigs during the second quarter, all of which are working under term contracts. Demand for new APEX® rigs has recently increased, and we have now contracted all 13 rigs that are included in our 2013 budget.

“During the second quarter we signed 25 term contracts, and as of June 30, 2013, we had term contracts for drilling rigs providing for approximately $1.05 billion of dayrate drilling revenue. Based on contracts currently in place, we expect an average of 121 rigs operating under term contracts during the third quarter, and an average of 113 rigs operating under term contracts during the second half of 2013. For the month of July, we expect to average approximately 181 rigs operating in the United States and 8 rigs operating in Canada.

“In pressure pumping, we generated record quarterly revenues of $255 million during the second quarter, as we realized the full impact of equipment activated during the first quarter. Sequentially, pressure pumping revenues increased 10%, providing for a 6% sequential increase in pressure pumping EBITDA to $62.0 million,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “The second quarter did not unfold as we expected, but there were a number of bright spots on which we continue to build. Demand continues to be strong for our APEX® rigs, as we had a record number of active APEX® rigs during the second quarter. Additionally, in pressure pumping, we generated our third consecutive quarter of revenue growth.

“Our outlook remains positive as we have seen an increase in contracting activity in recent weeks. We have contracted our remaining newbuild APEX® rigs for this year, and we were quickly able to contract the 6 rigs that are being early terminated. I believe the high level of demand for APEX® rigs and their industry-leading utilization level in the U.S. is a testament to the quality of our APEX® rigs and our employees.

“In pressure pumping, we have performed well despite challenging market conditions, and I believe we are well positioned to benefit when this market comes back into balance. We continue to innovate new ways to deliver value to our customers, including operating what we believe to be the largest bi-fuel fracturing fleet in the Marcellus, which has been working continuously since early in the year.

“We continue to focus on being good stewards of capital, and we are proud of our track record. We continue to evaluate potential uses of capital including the profitable growth of the Company and the return of capital to shareholders when appropriate,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on September 30, 2013 to holders of record as of September 16, 2013.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2013 is scheduled for July 25, 2013 at 9:00 a.m. Central Time. The dial-in information for participants is 877-415-3185 (Domestic) and 857-244-7328 (International). The Passcode for both numbers is 18083033. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through August 8, 2013 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through July 29, 2013. The Passcode for both telephone numbers is 24551991.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 300 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES	$659,316	$681,112	$1,326,355	$1,427,033
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	434,242	413,354	852,392	865,590
Depreciation, depletion, amortization and impairment	137,182	128,477	273,617	251,430
Selling, general and administrative	18,319	16,719	35,716	30,587
Net gain on asset disposals	(1,033)	(28,332)	(908)	(30,732)
Provision for bad debts	—	—	—	1,600

Total costs and expenses	588,710	530,218	1,160,817	1,118,475

OPERATING INCOME	70,606	150,894	165,538	308,558

OTHER INCOME (EXPENSE)
Interest income	250	179	423	233
Interest expense	(6,941)	(5,051)	(13,707)	(9,633)
Other	381	(144)	400	(89)

Total other expense	(6,310)	(5,016)	(12,884)	(9,489)

INCOME BEFORE INCOME TAXES	64,296	145,878	152,654	299,069
INCOME TAX EXPENSE	23,528	53,340	55,656	109,257

NET INCOME	$40,768	$92,538	$96,998	$189,812

NET INCOME PER COMMON SHARE
Basic	$0.28	$0.60	$0.66	$1.22
Diluted	$0.28	$0.60	$0.66	$1.22
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	145,465	153,269	145,148	153,947

Diluted	146,374	153,655	146,292	154,544

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.10	$0.10

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Contract Drilling:
Revenues	$389,979	$460,249	$809,073	$949,731
Direct operating costs (excluding depreciation)	$242,748	$272,720	$489,820	$555,369
Selling, general and administrative	$1,879	$1,286	$3,730	$2,622
Depreciation and impairment	$98,283	$95,707	$195,905	$189,433
Operating income	$47,069	$90,536	$119,618	$202,307
Operating days – United States	16,678	20,350	33,635	40,778
Operating days – Canada	186	42	1,132	1,224
Total operating days	16,864	20,392	34,767	42,002
Average revenue per operating day – United States	$22.99	$22.48	$22.97	$22.34
Average direct operating costs per operating day – United States	$14.16	$13.17	$13.83	$12.95
Average rigs operating – United States	183	224	186	224
Average revenue per operating day – Canada	$34.90	$66.29	$32.27	$31.57
Average direct operating costs per operating day – Canada	$35.06	$111.48	$21.88	$22.23
Average rigs operating – Canada	2	0	6	7
Average revenue per operating day – Total	$23.12	$22.57	$23.27	$22.61
Average direct operating costs per operating day – Total	$14.39	$13.37	$14.09	$13.22
Average rigs operating – Total	185	224	192	231
Capital expenditures	$117,794	$181,685	$252,177	$382,292
Pressure Pumping:
Revenues	$254,620	$206,173	$485,780	$447,895
Direct operating costs (excluding depreciation and amortization)	$188,280	$138,051	$356,436	$304,908
Selling, general and administrative	$4,297	$4,344	$8,550	$8,619
Depreciation and amortization	$31,789	$26,932	$62,025	$50,735
Operating income	$30,254	$36,846	$58,769	$83,633
Fracturing jobs	344	326	610	656
Other jobs	1,187	1,425	2,329	3,084
Total jobs	1,531	1,751	2,939	3,740
Average revenue per fracturing job	$678.34	$542.52	$724.67	$584.50
Average revenue per other job	$17.92	$20.57	$18.78	$20.90
Total average revenue per job	$166.31	$117.75	$165.29	$119.76
Total average costs per job	$122.98	$78.84	$121.28	$81.53
Capital expenditures	$34,202	$57,525	$64,436	$112,099
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$13,165	$13,509	$28,560	$27,322
Revenues – Natural gas and liquids	$1,552	$1,181	$2,942	$2,085
Revenues – Total	$14,717	$14,690	$31,502	$29,407
Direct operating costs (excluding depletion and impairment)	$3,214	$2,583	$6,136	$5,313
Depletion	$5,459	$4,791	$11,182	$8,968
Impairment of oil and natural gas properties	$517	$92	$2,416	$384
Operating income	$5,527	$7,224	$11,768	$14,742
Capital expenditures	$5,438	$7,875	$14,102	$15,304
Corporate and Other:
Selling, general and administrative	$12,143	$11,089	$23,436	$19,346
Depreciation	$1,134	$955	$2,089	$1,910
Net gain on asset disposals	$(1,033)	$(28,332)	$(908)	$(30,732)
Provision for bad debts	$—	$—	$—	$1,600
Capital expenditures	$1,003	$1,577	$1,883	$2,370
Total capital expenditures	$158,437	$248,662	$332,598	$512,065
			June 30,	December 31,
Selected Balance Sheet Data (Unaudited):			2013	2012

Cash and cash equivalents			$148,877	$110,723
Current assets			$773,279	$699,991
Current liabilities			$352,965	$359,863
Working capital			$420,314	$340,128
Current portion of long-term debt			$8,750	$6,250
Long-term debt			$687,500	$692,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$40,768	$92,538	$96,998	$189,812
Income tax expense	23,528	53,340	55,656	109,257
Net interest expense	6,691	4,872	13,284	9,400
Depreciation, depletion, amortization and impairment	137,182	128,477	273,617	251,430

EBITDA	$208,169	$279,227	$439,555	$559,899

Total revenue	$659,316	$681,112	$1,326,355	$1,427,033
EBITDA margin	31.6%	41.0%	33.1%	39.2%
EBITDA by operating segment:
Contract drilling	$145,352	$186,243	$315,523	$391,740
Pressure pumping	62,043	63,778	120,794	134,368
Oil and natural gas	11,503	12,107	25,366	24,094
Corporate and other	(10,729)	17,099	(22,128)	9,697

Consolidated EBITDA	$208,169	$279,227	$439,555	$559,899

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.